Exhibit (10.3)

Eastman Kodak Company
Administrative Guide for the 2014 Performance Period
under the
Executive Compensation for Excellence and Leadership Plan

ARTICLE 1.       INTRODUCTION

1.1	Background

Under Article 4 of the Executive Compensation for Excellence and Leadership Plan (the "Plan"), the Executive Compensation Committee (the “Committee”) has exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

1.2           Purpose

This Administrative Guide governs the Committee’s grant of Awards for the Plan’s 2014 Performance Period.  In addition, this Administrative Guide is intended to establish those requirements necessary to ensure that the Awards for the Performance Period will be treated as performance-based compensation for purposes of Section 162(m) of the Code.  Unless otherwise noted in this Administrative Guide or determined by the Committee, the terms of the Plan shall apply to Awards granted under the Plan.

ARTICLE 2.                          DEFINITIONS

Any defined term used in this Administrative Guide, other than those specifically defined in this Administrative Guide, will have the same meaning as that given to it under the terms of the Plan.

2.1           Form 10-K Filing Date

The term “Form 10-K Filing Date” means the date that the Company files, with the Security and Exchange Commission, its Form 10-K for the period ending December 31, 2014.

2.2           Performance Gates

The term “Performance Gate” means a performance metric which must be achieved in order for performance against the Plan’s Performance Goal(s) to be considered.  Failure to achieve a Performance Gate prevents the funding of any Award Pool regardless of performance against the Performance Goal(s).

2.3           Performance Goal(s)

Definitions of the Performance Goal(s) are listed in Appendix A.

2.4           Performance Period

“Performance Period” means the 2014 Performance Period that coincides with Kodak’s 2014 fiscal year.

ARTICLE 3.	ELIGIBILITY

Employees who are eligible to participate in the Plan for the 2014 Performance Period are executives (i) who are in wage grade 48 and above during the 2014 Performance Period; or (ii) who are hired or promoted to wage grade 48 and above during the 2014 Performance Period.

Awards will be calculated using the base salary and target EXCEL percentage as of December 31 of the Performance Period.  For purposes of Covered Employees as defined by 162(m), the Committee shall have the authority to exercise Negative Discretion pursuant to Article 5.4.

An executive who becomes a Participant as a result of a job change or promotion during the Performance Period will become a Participant effective on the date of his or her appointment to the new job and will be eligible for a pro-rata Award based on the number of days of participation in EXCEL during the Performance Period.

The amount of any pro-rata Award under the Plan as referenced above will be calculated by multiplying the earned Award by a percentage, the numerator of which is the number of days in the Performance Period during which the executive is a Participant in EXCEL and the denominator of which is 365 days.

Designation of an executive as a Participant for the 2014 Performance Period will not in any manner entitle the Participant to receive payment of an Award for the 2014 Performance Period.  The determination as to whether or not such Participant becomes entitled to payment of an Award for the 2014 Performance Period will be decided solely in accordance with the terms of this Administrative Guide and the Plan.

Subject to applicable local laws, regulations and processes, in order to be eligible for and to receive an Award, all eligible Participants must have signed an Employee Agreement in a form acceptable to the Chief Human Resources Officer, Eastman Kodak Company.  Any participant who fails to sign such an Employee Agreement on or prior to the payment date specified in Article 6 below will not receive an Award.

ARTICLE 4.	AWARD DESCRIPTION

4.1           Terms of Awards

Any Award granted by the Committee under this Administrative Guide will be subject to the terms, conditions, restrictions and limitations contained in this Administrative Guide as well as those contained in the Plan.

4.2           Form of Awards

Any Awards payable for the 2014 Performance Period will be paid on the Award Payment Date(s) determined by the Company, in cash and/or in any other form of Award as may be determined by the Committee.

ARTICLE 5.	AWARD DETERMINATION

5.1           Calculation of Award Pool

Provided that the Performance Gate(s) have been achieved, the percentage derived from the Performance Goal(s) will be multiplied by the aggregate Target Award to determine the Award Pool for the 2014 Performance Period.  The Segment Awards will be applied based on organizational alignment throughout the year (pro-rated where transfers across segments occur during the performance year).

5.2    Performance Goal(s) and Performance Gate(s)

The Performance Goal(s) and Performance Gate(s) for the 2014 Performance Period are attached in Appendix A.

Results between the dollar amounts for the Performance Goal(s) shown will be interpolated to derive a Performance Percentage for the Performance Period.  The Performance Goal(s) are subject to a maximum payout limit of 200%, although, in the discretion of the CEO and subject to the terms of the Plan, individual Awards may exceed this maximum for any Participant except Covered Employees.

5.3	Allocation of Award Pool to Covered Employees

Subject to the Committee’s authority to exercise Negative Discretion with regard to the amount of the Award Pool allocated to any Covered Employee for the 2014 Performance Period, each Covered Employee will be allocated an Award no greater than the lesser of: (i) 10% of the Award Pool; or (ii) 500% of his or her annual base salary on December 31, 2012; or (iii) $5,000,000.

Solely for purposes of this Section 5.3, the “Award Pool” will be determined by using the definition of “Aggregate Target Award” as set forth in this Section 5.3.

For purposes of this Section 5.3, “Aggregate Target Award” means the sum of the Target Award amounts on March 30, 2014 for all of the Participants eligible to participate in the Plan on March 30, 2014.

5.4           Certification

Following the completion of the Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goal(s) and Performance Gate(s) for the Performance Cycle have been achieved.  If the Committee certifies that the Performance Gate(s) and minimum Performance Goal(s) have been achieved, it shall also calculate and certify in writing the Applicable Performance Percentage.  By applying the Performance Formula, the Committee shall then determine and certify the total allocation that has been earned for the Performance Cycle.  The Committee may, through the use of discretion, increase or reduce the amount that would otherwise be certified by application of the Performance Formula, if, in its sole judgment, such increase or reduction is appropriate.

ARTICLE 6.                          PAYMENT OF AWARDS

6.1           Continued Employment

Except as provided in Section 6.2 below, to be eligible to be considered for a 2014 Award, a Participant must be actively employed by the Company or a Subsidiary on the Form 10-K Filing Date.

6.2           Termination of Employment Prior to the Company’s Form 10-K Filing Date

In the event a Participant terminates employment during the 2014 Performance Period or prior to the Form 10-K Filing Date due to death, Disability, or layoff, the Participant will be eligible to be considered for a pro-rata Award as set forth below, based on certification by the Committee as set forth in Section 5.4 and subsequent management discretion with respect to the Participant’s performance in the Performance Period.  In no event will Participants who were terminated as the result of a layoff in 2014, but whose notice, severance or garden leave period continues into 2015, be considered eligible for an Award for the 2015 Performance Period.

Participants who terminate employment with the Company during the Performance Period or prior to the Form 10-K Filing Date as part of a divestiture will be eligible to be considered for an Award paid by the Company only if the successor company has not agreed to accept liability for the Award.  In the event that a Participant who terminates employment due to a divestiture is considered eligible for an Award paid by the Company, the Award will be pro-rated as set forth below.

The amount of any pro-rata Award as described in this Section 6.2 will be calculated by multiplying the earned Award by a percentage, the numerator of which is the number of days the executive is on payroll during the Performance Period and the denominator of which is 365 days.  All pro-rata Awards will be paid on the Award Payment Date(s).

6.3           Forfeiture

If, at any time, a Participant breaches his or her Employee Agreement or performs any act or engages in any activity which the CEO, in the case of all Participants other than the CEO, or the Committee, in the case of the CEO, determines is inimical to the best interests of Kodak, the Participant will forfeit all of his or her Awards under the Plan.

ARTICLE 7.                          ADMINISTRATION

This Administrative Guide shall be administered by the Committee.  The Committee is authorized to interpret, construe and implement the Administrative Guide, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary, appropriate or advisable for its administration. Any determination by the Committee in carrying out, administering or construing this Administrative Guide will be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

ARTICLE 8.	MISCELLANEOUS

8.1.          Termination/Amendment

The Committee may amend, suspend or terminate this Administrative Guide in whole or in part at any time and for any reason, with or without prior notice.  In addition, the Committee, or any person to whom the Committee has delegated the requisite authority, may, at any time and from time to time, amend this Administrative Guide in any manner and for any reason.

8.2           Section 409A Compliance

The Awards described in this Administrative Guide are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law, and this Administrative Guide shall be interpreted and administered accordingly.

8.3           Section 162(m) of the Code

Generally, if any provision of this Administrative Guide would cause the Awards granted to a Covered Employee not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that provision, in so far as it pertains to the Covered Employee, will be severed from, and will be deemed not to be a part of, this Administrative Guide, but the other provisions hereof will remain in full force and effect.  Further, if this Administrative Guide fails to contain any provision required under Section 162(m) in order to make the Awards granted hereunder to a Covered Employee be “qualified performance-based compensation,” then this Administrative Guide will be deemed to incorporate such provision, effective as of the date of this Administrative Guide’s adoption by the Committee.

8.4           Participant’s Rights Unsecured

The amounts payable under this Administrative Guide will be unfunded, and the right of any Participant or his or her estate to receive payment under this Administrative Guide will be an unsecured claim against the general assets of the Company.

8.5           No Guarantee of Tax Consequences

No person connected with this Administrative Guide in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under this Administrative Guide, or paid to or for the benefit of a Participant under this Administrative Guide, or that such tax treatment will apply to or be available to a Participant on account of participation in this Administrative Guide.

APPENDIX A

▪	Definitions of Performance Goal(s) and Performance Gate(s)

▪	Performance Goal Matrix